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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF ERVIN, COHEN & JESSUP LLP]

                               February 27, 1998


Viking Office Products, Inc.
950 West 190th Street
Torrance, California 90502

Gentlemen:

     We have acted as your counsel in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to 10,000,000 shares of Common Stock of Viking Office Products, Inc., a California corporation (the "Company"), reserved for issuance from time to time under the Company's 1997 Incentive Stock Option Plan (the "Plan"). The foregoing shares of Common Stock are hereinafter referred to as the "Shares".

     We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. Based upon our examinations and inquiries, it is our opinion that the Shares have been duly authorized by the Board of Directors of the Company and, when issued in accordance with the terms of the Plan and options granted pursuant thereto, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Ervin, Cohen & Jessup LLP